EXHIBIT 11.1

                              EARNINGS PER SHARE TABLE


                                             Years ended September 30,
                                        -----------------------------------
                                            2000        1999        1998
                                        ----------- ----------- -----------

Net Income                              $   7,877   $    3,633  $    6,681

Weighted average number of
  shares for BASIC net income
  per common share                      11,538,200  11,527,400  11,516,631

Net income per share - BASIC            $     0.68  $     0.32  $     0.58
                                        =========== =========== ===========


Weighted average number of
  shares for DILUTED net
  income per common share                11,621,889 11,527,400  11,614,692

Net income per share - DILUTED          $      0.68 $     0.32  $     0.58
                                        =========== =========== ===========






























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